Exhibit 99.1

Kodak Special Committee Announces Conclusion of Independent Review

Recommends that Kodak’s Board and the Company adopt a series of measures

Rochester, N.Y., September 15, 2020 – A special committee of independent directors of the Board (“the Special Committee”) of Eastman Kodak Company (the “Company” or “Kodak”) today announced that it has completed its previously disclosed review of activity by the Company and related parties in connection with the announcement of a potential loan by the U.S. International Development Finance Corporation to support the launch of Kodak Pharmaceuticals.  The Special Committee retained the law firm of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) to conduct an independent investigation in connection with its review. Akin Gump has completed its investigation and delivered a report of its findings and conclusions to the Special Committee.

The Special Committee gave Akin Gump a broad mandate to engage in an independent investigation and evaluation of the facts and issues described in this report. The Special Committee consistently directed Akin Gump to take any and all steps necessary to conduct a complete and thorough review. Kodak and its officers, directors and employees were fully cooperative throughout Akin Gump’s investigation. Akin Gump had unfettered access to the Company’s systems and materials. Akin Gump reviewed tens of thousands of documents, including over 60,000 electronic communications; conducted 44 interviews of Kodak personnel, Board members, and a third party with relevant information; and researched and analyzed relevant law.

The Special Committee also directed Akin Gump to provide a full and fair summary of the relevant facts, which forms the basis of the Special Committee’s recommendations at the conclusion of its report. The Special Committee, in consultation with Akin Gump, is recommending that Kodak’s Board and the Company adopt a series of reforms in connection with its review.

The review’s findings and the Special Committee’s recommendations are available via the Company’s website https://www.kodak.com/content/products-brochures/Company/Report-to-the-Special-Committee-09.15.2020.pdf.

About Kodak

Kodak is a global technology company focused on print and advanced materials & chemicals. We provide industry-leading hardware, software, consumables and services primarily to customers in commercial print, packaging, publishing, manufacturing and entertainment. We are committed to environmental stewardship and ongoing leadership in developing sustainable solutions. Our broad portfolio of superior products, responsive support and world-class R&D make Kodak solutions a smart investment for customers looking to improve their profitability and drive growth. For additional information on Kodak, visit us at www.kodak.com follow us on Twitter https://twitter.com/kodak, engage with us on LinkedIn https://www.linkedin.com/showcase/kodakprint or like us on Facebook at https://www.facebook.com/kodak.

Media Contact:

Arielle Patrick

Arielle.Patrick@edelman.com

Investor Contact:

Paul Dils

Kodak Investor Relations

shareholderservices@kodak.com

+1 585-724-4053